UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 19, 2006

AMERICAN TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-24248	87-0361799
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15378 Avenue of Science, Suite 100, San Diego, California	92128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 676-1112

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 19, 2006, the compensation committee of our board of directors recommended, and the board approved, an incentive plan for fiscal year 2007, which is designed to motivate plan participants to achieve our financial objectives and to reward such participants for their achievements when those objectives are met. Under the incentive plan, target bonus amounts vary based on a percentage of the participant’s base salary, and the amount of bonus actually paid to a participant will be based on the achievement by our company of positive income from operations (including the cost of the incentive plan).

All of our employees except sales personnel will be entitled to participate in the incentive plan. The target bonuses for our participating executive officers will be 50% of base salary. Participants will be entitled to a bonus of two times the target bonus in the event income from operations exceeds $1 million for fiscal year 2007, including the cost of the incentive plan.

On September 19, 2006, the compensation committee of our board of directors also recommended, and the board approved, the fiscal year 2007 commission plan for Charles Peacock, our vice president of sales. Under the terms of the plan, Mr. Peacock is entitled to receive a commission of 0.5% of product sales under his supervision, which commission increases to 2% of product sales under his supervision for sales above our operating plan. Mr. Peacock will not participate in the incentive plan described above.

On September 22, 2006, we entered into a separation and release agreement with John R. Zavoli. Mr. Zavoli was formerly our president and chief operating officer, and was terminated on August 17, 2006. Per the agreement, we agreed to provide to Mr. Zavoli the following material benefits: (a) payments of $125,000, representing six months of base salary, and (b) payment of health benefit premiums on Mr. Zavoli’s behalf for a period not to extend beyond February 28, 2007. In addition, the separation and release agreement contains Mr. Zavoli’s general release of all claims against the company.

Item 5.02	Departure of Director and Principal Officer; Appointment of Principal Officer

On September 22, 2006, John R. Zavoli resigned from his position as a member of our board of directors.

On September 19, 2006, the nominating and governance committee of our board recommended, and the board approved, the re-election of Thomas R. Brown to the board effective upon the resignation of Mr. Zavoli. Mr. Brown has been our president and chief executive officer since September 5, 2006, and also our interim chief financial officer since September 19, 2006. Mr. Brown formerly served as an independent director on our board of directors until his resignation on September 5, 2006, and served as a member of the compensation committee and the audit committee until his resignation from those committees on August 20, 2006.

Mr. Brown is employed under the terms of a letter agreement dated as of August 23, 2006. Mr. Brown’s current base salary is $250,000 per year. In connection with his employment, he received a non-statutory stock option to purchase 200,000 shares of common stock under our 2005 Equity Incentive Plan with an exercise price of $3.33 per share, the closing price of our common stock on the start date as reported on the Nasdaq Capital Market. Mr. Brown is eligible for an annual bonus with respect to fiscal years beginning fiscal 2007 as recommended by the compensation committee and approved by the board. For fiscal 2007, Mr. Brown’s bonus will be determined under the incentive plan described more fully in Item 1.01 above. For future fiscal years, the bonus will be based in part on his achievement of detailed annual goals that will be established by the compensation committee.

In the event that Mr. Brown’s employment is terminated for any reason other than cause, or if he resigns for good reason, he will be entitled to severance equal to one month’s salary for each two month period of service, or portion thereof, up to six months’ salary. He will also be entitled to continuation of his company-provided health and dental benefits for the same period. The terms of Mr. Brown’s employment will not change in connection with his re-election as a director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TECHNOLOGY CORPORATION

Date: September 25, 2006	By:	/s/ Thomas R. Brown
Thomas R. Brown Chief Executive Officer, President and Interim Chief Financial Officer